Exhibit 99
                                                                      ----------

                       NOTICE OF UPCOMING BLACKOUT PERIOD
                       EURONET WORLDWIDE, INC. 401(k) PLAN


To:     Directors and Executive Officers and the Securities and Exchange
        Commission
From:   Euronet Worldwide, Inc.
Date:   June 1, 2004

1. This notice is to inform you that, effective the week of June 20, 2004, the Euronet Worldwide, Inc. 401(k) Plan (the "Plan") will transfer administration of the Plan from Putnam Investments to the Principal Financial Group(R).

2. As a result of this change, Plan participants will temporarily be unable to exercise any rights otherwise available under the Plan, which rights include: (a) accessing, directing or diversifying investments in their individual accounts, (b) obtaining loans from the Plan, or (c) obtaining distributions from the Plan. This temporary period is called a "blackout period."

3. The blackout period for the Plan is expected to begin during the calendar week of June 20, 2004 and end during the calendar week of July 24, 2004. During these weeks, you may obtain, without charge, information as to whether the blackout period has begun or ended by calling either Erin Fisher, a Senior Client Implementation Manager with Principal Financial Group(R)at (800) 543-4015 extension 20037, or Debbie Long at Euronet Worldwide, Inc. at (913) 327-4243. In addition, for a period of two years after the end of the blackout period, you may obtain from the Company, without charge, the actual start and end dates of the blackout period by calling either Erin Fisher or Debbie Long at the above telephone numbers.

4. Pursuant to the Sarbanes-Oxley Act of 2002 and Regulation BTR promulgated thereunder, you are prohibited, during the blackout period, from directly or indirectly purchasing, selling or otherwise acquiring or transferring any shares of Euronet Worldwide, Inc.'s common stock, $0.02 par value, if those shares were acquired in connection with your service or employment as a director or executive officer. There are certain limited exceptions to this prohibition, which include acquisitions pursuant to dividend or interest reinvestment plans and purchases or sales pursuant to a trading arrangement that satisfies the affirmative defense conditions of Rule 10b5-1 under the Securities Exchange of 1934.

5. If you have any questions concerning this notice or any particular exemption to the prohibition that may be applicable to you, please contact either Debbie Long at Euronet Worldwide, Inc., 4601 College Blvd., Suite 300, Leawood, Kansas 66211-1678, (913) 327-4243, or Erin Fisher, a Senior Client Implementation Manager with the Principal Financial Group(R), 711 High Street, Des Moines, Iowa 50392, (800) 543-4015 extension 20037.